Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR FEBRUARY
     Dallas, Texas, February 3, 2011 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.26797 per unit, payable on February 28, 2011, to unit holders of record on February 15, 2011. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
This distribution reflects primarily the oil production for November 2010 and the gas production for October 2010. Preliminary production volumes are approximately 30,726 barrels of oil and 523,923 Mcf of gas. Preliminary average prices are approximately $81.94 per barrel of oil and $3.67 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)

Current Month	30,276	523,923	$81.94	$3.67

Prior Month	38,228	595,530	$77.58	$3.90
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of January, approximately $539,000 of revenue received will be posted in the following month of February in addition to normal receipts during February. Since the close of business in January and prior to this press release, approximately $834,000 in revenue has been received.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541